Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2014

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 9,998,031.19	$ 37,749,022.97
Capital Sub-Account	$ 2,500,019.27	$ 3,949,200.67
Overcollateralization Sub-Account	$ 1,687,959.55	$ 3,126,389.45
Reserve Sub-Account	$ 0.00	$ 9,474.31

REP Deposit Account*	$ 5,051,657.38

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.